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                                                                    EXHIBIT 3.1

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                                                                Hengeler Mueller
                                                    Convenience Translation Only

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THIS DOCUMENT IS THE ENGLISH TRANSLATION OF THE ORIGINAL GERMAN LANGUAGE VERSION
OF THE ARTICLES OF ASSOCIATION (SATZUNG) OF MESSER GRIESHEIM HOLDING AG AS OF APRIL 2001 AND SERVES CONVENIENCE PURPOSES ONLY AND MAY NOT BE RELIED UPON BY AN PARTY.
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                            ARTICLES OF ASSOCIATION

                                       OF

                          MESSER GRIESHEIM HOLDING AG

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                                     PART I

                               GENERAL PROVISIONS

                                    SECTION 1

              CORPORATE NAME, REGISTERED OFFICE AND FINANCIAL YEAR

(1)      The corporate name of the Company is Messer Griesheim Holding AG.

(2)      The Company shall have its registered office in Frankfurt.

(3) The financial year shall run from 1 January of one year to 31 December of the following year.


                                    SECTION 2

                                CORPORATE PURPOSE

(1) The object of the Company is holding and management and the acquisition of participations in enterprises dedicated to the production and distribution of industrial gases in Germany or abroad.

(2) The Company may itself also become active in the business sectors mentioned in Paragraph 1 as well as in other sectors. The Company shall be entitled to undertake all acts and measures which are related to or directly or indirectly suited to serve the object of the Company.

(3) The Company may also form, acquire or participate in enterprises active in sectors other than the sector mentioned in Paragraph (1).

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                                    SECTION 3

                                  PUBLICATIONS

Publications of the Company shall be made exclusively in the BUNDESANZEIGER.


                                     PART II

                               CAPITAL AND SHARES


                                    SECTION 4

                                  TOTAL CAPITAL

The total capital of the Company shall amount to E 90,000 (in words: Euro ninety thousand).


                                    SECTION 5

                                     SHARES

(1)      The capital shall be divided into 90,000 non par value shares.

(2)      The shares shall be in bearer form.

(3) The Management Board shall determine the form and content of the share certificates as well as the dividend and renewal coupons. The right of shareholders to have their shares certificated is excluded.

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                                    PART III

                             CONSTITUTION OF COMPANY


                                    SECTION 6

                                CORPORATE BODIES

The bodies of the Company shall include:

1.       the Management Board;

2.       the Supervisory Board;

3.       the Shareholder's Meeting.


                                    ARTICLE 1

                                MANAGEMENT BOARD

                                    SECTION 7

(1) The Management Board shall consist of at least three members. The exact number of the members of the Management Board shall be determined by the Supervisory Board.

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(2)      The Supervisory Board may appoint a member of the Management Board as chairperson of the Executive Board.

(3) Resolutions of the Management Board may be adopted with the majority of the votes of the members of the Management Board.


                                    SECTION 8

                                 REPRESENTATION

The Company shall be represented by all members of the Management Board acting jointly.


                                    ARTICLE 2

                                SUPERVISORY BOARD


                                    SECTION 9

                         COMPOSITION AND TERM OF OFFICE

(1)      The Supervisory Board shall consist of six members.

(2) The members of the Supervisory Board are elected for the period until the end of the Shareholders' Meeting which the actions of the Supervisory Board are approved for the fourth financial year after the beginning of the term of office. The financial year in which the term of office begins shall not be counted in this regard. The election of the successor for a member leaving office prior to the expiration of his or her term of office shall be made for the residual term of office of such member,

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         unless the Shareholders' Meeting determines otherwise.

(3) When electing a member of the Supervisory Board, a deputy member may also be appointed; such deputy member shall become member of the Supervisory Board if the Supervisory Board member withdraws prior to the expiration of his or her term and no successor is appointed. The term of an deputy member having moved up into the Supervisory Board shall expire as soon as a successor for the withdrawn Supervisory Board member has been appointed or, at the latest, upon the expiration of the term of office of the withdrawn Supervisory Board member.

(4) The members and deputy members of the Supervisory Board may resign from their office by way of a written declaration addressed to the chairperson of the Supervisory Board upon observance of four weeks' notice.


                                   SECTION 10

                        CHAIRPERSON AND VICE CHAIRPERSON

(1) The Supervisory Board shall elect a chairperson and vice chairperson from its midst. The term of office of the chairperson and vice chairperson shall correspond to their terms of office as member of the Supervisory Board, unless a shorter term of office is determined during the election. Following the Shareholders' Meeting at which the Supervisory Board members to be elected by the shareholders have been appointed, the chairperson and vice chairperson shall be elected in a session which is to take place without any further convocation.

(2) In the event the chairperson or the vice chairperson withdraws from his or her office prior to the expiration of the term thereof, the Supervisory Board must immediately conduct a new election for the residual term of office of the withdrawn person.

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                                   SECTION 11

                                   CONVOCATION

(1) The chairperson shall convoke meetings of the Supervisory Board in writing with notice of 14 days. The date the invitation is sent and the date of the meeting shall not be counted when calculating the period. In urgent events, the chairperson may shorten the period and convoke a meeting orally, by phone or telefax.

(2) The items on the agenda shall be communicated with the invitation. Additions to the agenda must be communicated prior to the expiration of the convocation period.

(3) The chairperson may cancel or adjourn any convoked meeting after due assessment of the circumstances.


                                   SECTION 12

                                     VOTING

(1) Resolutions of the Supervisory Board shall normally be adopted in meetings. The chairperson shall determine the order in which the items on the agenda are to be discussed as well as the type and order of the votes. Resolutions concerning items on the agenda which were not communicated in due time may only be adopted provided no member objects. In such event, absent members must be given the opportunity to subsequently object to the resolution within one week after the notice thereof; the resolution shall only become effective provided no absent member has objected thereto within the period.

(2) Outside of meetings, resolutions shall be permitted by casting votes in writing or transmitting them by telefax, provided no member objects to such procedure within a reasonable period to be determined by the chairperson. The result of such

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         resolutions shall be determined in writing by the chairperson and made available to all members.

(3) A quorum of the Supervisory Board shall be constituted if at least half of the members of which the Supervisory Board is composed in accordance with the Bylaws participate in the vote. Absent members may participate in the vote by having a written ballot submitted by another member.

(4) Resolutions of the Supervisory Board shall require a majority of the votes cast, unless another majority is mandatorily prescribed by law. In the event of a lock-up, the chairperson shall have two votes in any new ballot in which a lock-up also occurs. The second vote may also be cast pursuant to Paragraph (3) Sentence 2 above.

(5) The chairperson shall be empowered to issue the declarations of intent necessary to execute resolutions of the Supervisory Board and its committees in the name of the Supervisory Board.

(6) The Supervisory Board shall only be authorized to resolve upon modifications of these Bylaws which affect the wording hereof.


                                   SECTION 13

                            DUTY TO MAINTAIN SECRECY

(1) Even after withdrawing from office, the members of the Supervisory Board must maintain secrecy regarding all confidential information and secrets of the Company, namely business and trade secrets, of which they become aware through their activity on the Supervisory Board.

(2) In the event any member of the Supervisory Board desires to disclose information to third parties and it cannot be ruled out with certainty that the information is con-

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         fidential or relates to secrets of the Company, the member shall be obligated to inform the chairperson of the Supervisory Board thereof in advance, providing the chairperson the opportunity to comment.


                                   SECTION 14

                                  REMUNERATION

(1) Apart from their expenses, the members of the Supervisory Board shall receive a fixed annual remuneration payable after the close of the financial year as determined by Shareholders' Meeting.

(2) Supervisory Board members who have only pertained to the Supervisory Board for part of the financial year shall receive less remuneration on a PRO RATA TEMPORIS basis.

(3) The Company shall reimburse any turnover tax payable on the remuneration.


                                    ARTICLE 3

                              SHAREHOLDERS' MEETING


                                   SECTION 15

                              CONVOCATION AND CHAIR

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(1)      The Shareholders' Meeting shall take place at the domicile of the
         Company or in a city having more than 250,000 inhabitants.

(2) The Shareholders' Meeting shall be called by the Management Board by registered mail with a notice of six weeks. The day of the Shareholders' Meeting and the day of the convocation shall not be counted.

(3) The ordinary Shareholders' Meeting shall take place within the first eight months of the financial year. The annual financial statements, the management report, the report of the Supervisory Board as well as the proposed application of net earnings are to be presented and explained to the shareholders in general meeting. The ordinary general shareholders' meeting shall resolve upon:

         1.       the approval of the annual financial statements;

         2.       the application of the net earnings;

         3.       the approval of the actions of the members of the Supervisory
                  Board;

         4.       the selection of the independent auditor.

(4) The chairperson of the Supervisory Board or any other Supervisory Board member who is determined by him shall chair the meeting. In the event neither the Supervisory Board chairperson nor any Supervisory Board member determined thereby assumes the chair, the chair shall be elected by the Shareholders' Meeting.

(5) The chairperson shall direct the meeting. The chairperson shall determine the order in which the items on the agenda are to be discussed, as well as the type and order of the votes.


                                     SECTION 16

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                                     VOTING

(1)      Each share shall grant the holder one vote at Shareholders' Meeting.

(2) Resolutions of the general meeting of shareholders shall be adopted by the majority of the votes and capital as determined by statute.

(3) A quorum of the general shareholders meeting shall be constituted provided at least 75% of the capital is represented at the Shareholders' Meeting.


                                     PART 4

                         ANNUAL FINANCIAL STATEMENTS AND

                            APPLICATION OF NET INCOME


                                     SECTION 17

            ANNUAL FINANCIAL STATEMENTS AND APPLICATION OF NET INCOME

(1) The Executive Board shall prepare the annual financial statements and the management report for the previous financial year and present such to the independent auditor. Immediately after receipt of the auditor's report, the annual financial statements, the management report together with the auditor's report shall be presented to the Supervisory Board.

(2) Net earnings determined by the annual financial statements after possible write-downs, value adjustments, provisions and reserves applied by the Management Board and the Supervisory Board shall be distributed to the shareholders, unless the general shareholders' meeting resolves on a different application.

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                                   SECTION 18

                    PROFIT PARTICIPATION OF THE SHAREHOLDERS

(1) Profit participation of the shareholders shall be determined according to their participation in the share capital of the Company.

(2) In case of an increase of the capital, the profit participation of the new shares may be determined as deviating from Section 60 AktG.


                                     PART 5

                                  MISCELLANEOUS


                                   SECTION 19

                               FORMATION EXPENSES

The Company may bear the costs in connection with its incorporation to an amount of up to DM 1,500.00. No fee is paid to the founders.